International Star Announces Return To OTCBB Listing Status

For Immediate Release

HENDERSON, Nev./EWORLDWIRE/July 20, 2005 -- International Star, Inc. (OTC BB:ILST.OB) announced today that the Company has been advised by NASD it has been approved for listing on the Over-The-Counter Bulletin Board (OTCBB) effective immediately.

In a statement released by President/CEO, Denny Cashatt, he stated:

"We are delighted that the efforts of the past twenty-one months have resulted in the return of International Star, Inc. to the OTCBB and feel the advantages offered by the listing will be viewed as an enhancement to creating value for our shareholders."

Those advantages include:

  provides access to more than 3,300 securities;
  includes more than 230 participating Market Makers;
  electronically transmits real-time quote, price, and volume information in domestic securities, foreign securities and ADRs; and
  displays indications of interest and prior-day trading activity in DPPs.

In mid-year 2003 the Company, with limited resources, was unable to fulfill Security Exchange Commission (SEC) filing requirements and lost its OCTBB listing. Consequently, the Company has been trading as a "Pink Sheet" stock until now.

During this period, the Company has raised sufficient capital to maintain its operations, while increasing its mining interests from 2,120 acres to over 20,000 acres and completed two extensive exploration programs on its Detrital Wash holdings. However, the two most daunting tasks were first, bringing the Company mandated SEC filings current and then, passing the "due diligence" requirements to regain its OTCBB listing.

For further information, contact Dottie Wommack McNeely at (702) 897-5338.

NOTE: This news release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results to differ materially from forecasted results.